Exhibit 99.1

Transmeridian Reports Year End 2005 Results and Proved

Reserves; Announces Officer Appointment

Houston, Texas (PRIMEZONE) March 20, 2006 – Transmeridian Exploration Incorporated (AMEX: TMY) reported a net loss of $21.6 million, or $0.26 per share, on revenues of $8.4 million for the year ended December 31, 2005, as compared to a net loss of $4.0 million, or $0.05 per share, on $3.9 million revenues for the year ended December 31, 2004.

For the year ended December 31, 2005, the Company produced 400,425 barrels (“Bbls”) of crude oil, or an average of 1,097 Bbls per day (Bopd), as compared to 313,305 Bbls, or an average of 858 Bopd, for the year ended December 31, 2004. For the year ended December 31, 2005, the Company sold (by physical delivery to the purchaser) 324,355 Bbls of crude oil at an average price of $27.62 per Bbl, as compared to 336,440 Bbls of crude oil at an average price of $11.87 per Bbl, for the year ended December 31, 2004.

Transmeridian also announced an increase in estimated proved reserves in its South Alibek Field in Kazakhstan. The Company’s net share of estimated proved reserves at December 31, 2005 was 72.9 MMbls, an increase of 172% over year-end 2004 proved reserves of 26.8 MMbls. The pre-tax net present value of future net cash flows from proved reserves, discounted at 10%, utilizing the net sales price the Company was receiving at year-end of $40.21 per barrel, and as calculated in accordance with SEC guidelines, was approximately $1 billion, an increase of 361% over the year earlier amount of approximately $220 million. The increase in proved reserves was a primarily a result of the acquisition by the Company in December 2005 of the interests in the Field owned by Bramex Management, Inc. and Kornerstone Investment Group, Ltd., as well as the drilling of two additional development wells during the year. The pre-tax net present value of future net cash flows from proved reserves also benefited from an increase of more than 100% in the price the Company was receiving for sales of crude oil at year-end 2005 over year-end 2004. The Company’s oil and gas reserve report was prepared by Ryder Scott Company, one of the world’s leading independent reservoir engineering firms. The field is in the early stages of development, with significant future drilling planned.

Officer Appointment

Separately, Transmeridian announced that its Board of Directors had appointed Nicolas J. Evanoff as Vice President, General Counsel and Secretary, effective as of January 1, 2006. Prior to joining the Company, Mr. Evanoff was engaged in the private practice of law with Phillips & Reiter PLLC, during which time he served as outside general counsel to the company since May 2005. From 2002 to 2004, Mr. Evanoff was employed by Pride International Inc., an oilfield services provider and drilling contractor, as Vice President–Corporate & Governmental Affairs. Previously, he served as Associate General Counsel and then as General Counsel, Asia & Middle

East, of Transocean Inc., an international offshore drilling contractor, from 1997 to 2002. Mr. Evanoff began his legal career with Baker Botts L.L.P. in Houston, Texas, where he practiced corporate and securities law from 1992 to 1997.

American Stock Exchange Notice

Transmeridian also reported that it is now in compliance with the continuing listing standards of the American Stock Exchange. The Company had previously reported that, on February 13, 2006, it received a “warning letter” from the Exchange with respect to a minor violation of the Exchange’s requirements regarding the listing of additional securities. The Company subsequently submitted the required application for the listing of such additional securities, and that listing has now been approved.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated (TMEI) is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. TMEI primarily targets medium-sized fields with proved or probable reserves and significant upside reserve potential. Its first major project is the South Alibek Field in Kazakhstan and it is currently pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in TMEI’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission. Although TMEI believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by TMEI or any other person that the objectives and plans of TMEI will be achieved.

Transmeridian Exploration, Inc.

Selected Financial and Operating Data

	Years ended December 31,
	2005	2004	2003	2002	2001
	(Amounts in thousands, except per share and production amounts)
OPERATING RESULTS:
Oil revenues	$8,443	$3,923	$797	$—	$51
Loss from operations	(9,823)	(3,305)	(4,915)	(2,936)	(1,924)
Net loss	(20,541)	(3,848)	(5,686)	(3,270)	(2,112)
Net loss attributable to common stockholders	(21,622)	(4,002)	(5,706)	(3,308)	(2,236)
Basic and diluted net loss per share	(0.26)	(0.05)	(0.09)	(0.06)	(0.04)

Oil sales price per barrel	27.62	11.87	10.52	0.00	0.00
Operating cost per barrel produced	3.98	1.55	3.41	0.00	0.00
Oil production (barrels)	400,425	313,305	117,376	—	—

BALANCE SHEET DATA:
Total current assets	$74,705	$20,659	$2,067	$813	$377
Total property and equipment, net of accumulated depreciation	226,815	78,934	54,560	24,396	13,105
Total assets	313,993	99,810	57,099	26,271	13,883
Total current liabilities	33,697	25,671	31,918	6,637	2,475
Long term debt, net of current maturities	223,407	23,683	24,674	13,752	3,368
Stockholders’ equity	56,704	42,345	506	3,881	6,038

CASH FLOW DATA:
Net cash used in operating activities	$(11,351)	$(9,981)	$(3,654)	$(2,056)	$(1,880)
Net cash used in investing activities	(144,703)	(17,647)	(23,640)	(10,299)	(1,813)
Net cash provided by financing activities	$173,752	$43,052	$27,991	$12,873	$3,289

397 N. Sam Houston Pkwy. E    Suite 300    Houston, TX 77060    Phone: (281) 999-9091    Fax: (281) 999-9094